As filed with the Securities and Exchange Commission on December 13, 2013

Registration No. 333 -192093

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1/A
AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAPLE TREE KIDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	448130	46-3424568
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

119 Rockland Center
Suite 75
Nanuet, NY 10954
 (845) 548-0888
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________________

Vcorp Services, LLC
1645 Village Center Circle, Ste. 170
Las Vegas, NV 89134
 (Names, addresses and telephone numbers of agents for service)

Copies to:

Gary R. Henrie, Attorney at Law
2510 E. Sunset Rd. Unit 5-779,
Las Vegas, NV 89120
(801) 310-1419
____________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common stock, $0.001 par value	5,000,000	$0.02	$100,000	$13.64

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated pursuant to Rule 457 of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated ____, ___ 2013

MAPLE TREE KIDS, INC.

5,000,000 Shares of Common Stock

This is the initial offering of common stock of Maple Tree Kids, Inc. and no public market currently exists for the securities being offered. A public market may never develop for the securities being offered, or, if a market develops, it may not be sustained.

We are offering for sale a total of 5,000,000 shares of common stock at a fixed price of $0.02 per share in a direct public offering, without any involvement of underwriters or broker-dealers. Our president, without commission or other remuneration, will sell the shares of common stock to be sold by us on our behalf. The offering does not require that we sell a minimum number of shares of common stock; therefore, not all of the common stock may be sold. The amount raised may be minimal and there is no assurance that we will be able to raise   sufficient amount to cover our expenses and may not even cover the costs of this offering. In fact, there is no assurance that we will be able to raise any proceeds from the offering at all.   Should we be successful in selling all of the shares of common stock offered, we will receive $100,000 in proceeds before expenses. We estimate that our total expenses in the offering will be $15,000.  The net proceeds that we may receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the shares being offered is $10,000, $35,000, $60,000 and $85,000, respectively. The minimum amount of financing we estimate that we will need in the next 12 months to continue operations is $25,000. Any funds received as a part of this offering will be immediately available to us for our use. We have not made any arrangements to place the proceeds from this offering in an escrow, trust or similar account.

The shares of common stock are being offered at a fixed price of $0.02 per share for a period of twelve months (unless extended for up to an additional six months in the sole discretion of our board of directors) from the effective date of this prospectus. The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed, (ii) when our board of directors decides that it is in the best interest of our company to terminate the offering prior to the completion of the sale of all 5,000,000 shares registered under the registration statement of which this prospectus is part or (iii) twelve months after the effective date of this prospectus, unless extended for up to an additional six months in the sole discretion of our board of directors.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER “RISK FACTORS” BEGINNING ON PAGE 11.

There has been no market for our securities and a public market may never develop, or, if any market does develop, it may not be sustained. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, Inc., or FINRA, for our common stock to be eligible for trading on the Over-the-Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There can be no assurance that our common stock will ever be listed or quoted on a stock exchange or a quotation service or that any market for our stock will develop.

Any funds received as a part of this offering will be immediately deposited into our company’s bank account and be available for our use. We have not made any arrangements to place funds in an escrow, trust or similar account for general business purposes as well as to continue our business and operations. If we fail to raise enough capital to continue our operations investors may lose their entire investment and will not be entitled to a refund.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___,___ 2013.

TABLE OF CONTENTS

PART I - INFORMATION REQUIRED IN PROSPECTUS

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR BUY ANY SHARES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.

PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under “Risk Factors.”

The Company

Overview

We are a web-based retailer of children clothing, accessories and other personalized gifts for children. We currently sell products through our website www.polkadotpatch.com. We do not have any stores or outlets and hold no inventory. We are in the process of rebranding our current business name “polkadotpatch” to the name “Maple Tree Kids”, with a goal of selling more personalized children products and expanding product customization choices to customers. We work with customers to personalize their gift selections to their specifications by placing a child’s name, favorite colors and theme or picture design on the items they order to provide them and their children or others with a “you are special” experience.

We are currently devoting a substantial amount of our efforts in marketing more of our suppliers’ offerings of personalized children products. We are working on creating a new company logo, marketing and sales collateral, searching for sales personnel to sell more personalized children products through our current website and building our new website, www.mapletreekids.com, which is currently under construction. These corporate development efforts to rebrand our company by selling more personalized children products to our current and future customers, through our new website and name “Maple Tree Kids”, which makes us as a development stage company.

We have sold our suppliers products to approximately 4,200 customers, including our largest customer, a credit union that buys gifts for their customers when they have a newborn child, whom presently constitutes approximately 50% of our current business. We acquire all of our products from approximately 35 wholesale suppliers that are all based in the United States. During the period from the date of our inception - August 12, 2005 to September 30, 2013, we sold a total of $748,515 of products. Our product sales to date of personalized children products have not been significant. We generated net income of $66,803 from our inception date to September 30, 2013. For the nine months ended September 30, 2013 and 2012, we sold a total of $12,424 and $21,435, respectively, worth of our products and generated net income (loss) of $(5,689) and $3,626, respectively. For the years ended December 31, 2012 and 2011, we sold a total of $27,518 and $56,261, respectively, worth of our products and generated net income of $1,845 and $4,206, respectively.

We do not manufacture any of our own products and do not keep any inventory of products. We have not entered into any formal supply agreements with our suppliers. We are required to pay in full for products purchased from our suppliers once we order the products from them. Once we receive an order from our customers we then instruct our suppliers to either ship the purchased inventory directly to us, so that we have the products to ship to our customers or we instruct our suppliers to drop-ship the purchased inventory directly to our customers. We require our customers to pre-pay for products purchased on our websites. The customer authorizes us to charge their credit card at the time of purchase with the understanding their credit card will be charged upon shipment.

Our auditors have issued a going concern opinion in their report on our financial statements for the fiscal years ended December 31, 2012 and 2011 and from August 12, 2005 (inception) to December 31, 2012. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease our operations and you could lose your entire investment.

Our Competitive Strengths

We believe that we have the following competitive strengths:

•	Existing relationships with wholesale suppliers enabling us to obtain wholesale pricing from many of our vendors;

•	Robust websites that features streamlined navigation;

•	Wide selection of children’s clothing, including organic and eco-friendly products sourced by our President;

•	Existing relationships with vendors/artists able to customize designs based on specific customer requirements creating truly personalized experience for our customers

•	No storage costs;

•	Personalized customer support from our President; and

•	Low overhead costs.

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•	We plan to develop relationships with more distributors in the U.S. that will help us increase our sales.

•	We plan to begin marketing our new website under construction (www.mapletreekids.com) and our product offerings on the Internet and through other marketing channels.

•	We plan to leverage the social network of our President to find new sales opportunities.

•	We plan to further diversify our product portfolio, including personalized children clothing and accessories, to satisfy a larger array of customer preferences.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled “Risk Factors,” including:

•
We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the financing we need to meet those requirements. If we do not obtain the financing we need from this equity offering or other debt or equity financing to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.

•	Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your investment.

•
Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate the amount of revenues to support our business.

•	We face intense competition now and if we are unable to successfully compete with our competitors we will not be able to achieve profitability.

•
We face a difficult current retail environment and changing economic conditions that may further adversely affect consumer demand and spending, and as a result, adversely affect our financial condition.

•	If we do not, on cost-effective basis attract customers to our websites we will not make a profit, which ultimately will result in a cessation of our operations.

•	Our success depends on the continuing efforts of our president and the loss of her services could result in a disruption of our operations that could result in reduced revenues.

•
Because our president owns more than 50% of our outstanding common shares, she will retain control of our company and be able to decide who will be directors and you may not be able to elect any directors, which could decrease the price and marketability of our securities you purchase in this offering.

•
Our business depends on the development and maintenance of the Internet infrastructure. Outages and delays could reduce the level of Internet usage generally, therefore reducing the amount of traffic to our websites, therefore reduce our revenues.

•
Interruption or failure of our information technology and communications systems could impair our ability to effectively sell our products, which could damage our reputation and harm our operating results.

•	If our websites contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

•
If the security measures that we rely upon from our web-hosting service www.yahoo.com fail to protect our user’s personal information, such as credit card numbers, are ineffective, our customers may lose their confidence in our websites and stop visiting it. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

•	Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.

•	We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.

•	Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

•	Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

•	We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

Any of the above risks could materially and adversely affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated on August 14, 2013 in the State of Nevada. Our corporate name is Maple Tree Kids, Inc. At the time of our incorporation, our president and sole stockholder, Irina Goldman, subscribed for and purchased 1,000,000 shares of our common stock at a purchase price of $0.001 per share for an aggregate purchase price of $1,000.

We were incorporated in order to acquire by merger all of the limited liability company interests of Maple Tree Kids LLC, a Vermont limited liability company, or (“MTK LLC”). Our president had personally acquired all of the limited liability company interests of MTK LLC for a total purchase price of $8,800 on August 16, 2013. MTK LLC then merged with and into our company on September 26, 2013 pursuant to and in accordance with the terms of an agreement and plan of merger, dated as of the same date. Our company was the surviving company in the merger and the separate existence of MTK LLC ceased and we succeeded to all of the assets and liabilities of MTK LLC as a result of the merger. At the effective time of the merger, each limited liability company percentage interest in MTK LLC held by our president was automatically changed and converted into ten thousand shares of our common stock. Since our president owned 100% of the limited liability company interests in MTK LLC at the time of the merger, she received a total of 1,000,000 shares of our common stock as a result of the merger. In addition, on September 26, 2013, our president converted $5,000 of indebtedness that our company owed to her into common shares, at a par value of $0.001, by cancelling such debt in exchange for a total of 5,000,000 shares of our common stock pursuant to a subscription agreement dated as of such date.

Our principal office is located at 119 Rockland Center, Suite 75, Nanuet, NY 10954. Our telephone number is (845) 548-0888.

We presently maintain and sell our products through our website www.polkadotpatch.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Conventions Used in this Prospectus

In this prospectus, unless indicated otherwise, references to:

•	“we,” “us,” “our” or the “Company” are to Maple Tree Kids, Inc.;

•	“U.S. dollar,” “$” and “US$” are to the legal currency of the United States;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended, and “Exchange Act” are to the Securities Exchange Act of 1934, as amended.

•	“president” or “principal stockholder” are to Irina Goldman, our sole officer, director and stockholder as of the date of this prospectus.

The Offering

Common stock offered	5,000,000 shares. This number represents 71.43% of our current outstanding common stock (1)
Common stock outstanding before the offering	7,000,000 shares.
Common stock outstanding after the offering	12,000,000 shares.
Offering Price	We are offering our common stock at $0.02 per share.
Duration of offering
The shares of common stock are being offered for a period of twelve months (unless extended for up to an additional six months in the sole discretion of our director) from the effective date of this prospectus. The offering will terminate on the earlier of (i) the date when the sale of all 5,000,000 common shares is completed, (ii) when our director decides that it is in the best interest of our company to terminate the offering prior to the completion of the sale of all 5,000,000 common shares registered under the registration statement of which this prospectus is part or (iii) twelve months after the effective date of this prospectus, unless extended for up to an additional six months in the sole discretion of our board of directors.

Gross Proceeds and Net Proceeds
If all of the shares being offered are sold in the offering, our company will receive $100,000 in gross proceeds. There is no guarantee that we will receive any proceeds from the offering.   We expect to incur total offering costs of $15,000 in connection with the offering. The net proceeds that we may receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the shares being offered is $10,000, $35,000, $60,000 and $85,000, respectively.

No underwriter
We are not using an underwriter or other agent to assist us in selling our securities. Our president, Irina Goldman, is offering the securities on our behalf. She is not receiving any compensation for selling our common share securities.

No Trading Symbol	Our securities are not traded on any exchange or on the over-the-counter markets.
Market for the common shares
There is no public market for our shares. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the Financial Industry Regulatory Authority, or FINRA, for our common stock to eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of Proceeds
We will use the proceeds from the sale of these common shares to complete the development and launch of our new website, www.mapletreekids.com and to promote and advertise more personalized children clothes and accessories to corporate and retail customers of children clothing and accessories, hire sales staff and for miscellaneous working capital. We will also use our gross proceeds to pay for the offering expenses, public company reporting expenses, sales consultant and office and other general and administrative expenses.

(1)	Based on 7,000,000 shares of common stock outstanding as of October 31, 2013.

Summary Financial Data

The following summary sets forth selected financial data for the periods and at the dates indicated. The financial data has been derived from (1) our audited financial statements for year ended December 31, 2012 and 2011 and (2) our unaudited financial statements for the nine-month period ended September 30, 2013. The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements beginning on page F-1 of this prospectus and the information set forth in the section of this prospectus captioned "Management’s Discussion and Analysis of Financial Position and Results of Operations".

Income Statement Data: Nine Months Ended September 30, 2013 and 2012 and Cumulative from August 12, 2005 (Inception) to September 30, 2013

	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012	From August 12, 2005 (Inception) To September 30, 2013
Revenues	$12,424	$21,435	$748,515
Expenses	$18,113	$17,809	$681,711
Income Taxes	$-	$-	$-
Net Income (Loss)	$(5,689)	$3,626	$66,803
Net income (loss) per share	$(0.00)	$0.00	$0.01

Income Statement Data: Years ended December 31, 2012 and December 31, 2011 and Cumulative from August 12, 2005 (Inception) to December 31, 2012

	Year Ended December 31, 2012	Year Ended December 31, 2011	From August 12, 2005 (Inception) To December 31, 2012
Revenues	$27,518	$56,261	$736,091
Expenses	$25,673	$52,055	$663,599
Income Taxes	$-	$-	$-
Net Income (Loss)	$1,845	$4,206	$72,492
Net income (loss) per share	$0.00	$0.00	$0.01

Balance Sheet Data

	As of September 30, 2013	As of December 31, 2012	As of December 31, 2011
Working Capital	$6,361	$2,788	$4,792
Total Assets	$7,478	$3,013	$7,248
Total Current Liabilities	$1,117	$225	$2,456

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We do not have sufficient working capital to meet our cash requirements for the next 12 months and we are not certain that we will be able to secure the financing we need to meet those requirements. If we do not obtain the financing we need to satisfy our financial requirements, we may have to wind down our business and you may lose your entire investment.

As of September 30, 2013 we had $6,361 of working capital. We intend to meet our minimum ongoing cash requirements of approximately $25,000 for the next 12 months by utilizing existing working capital and by raising the shortfall through a combination of the proceeds of this offering and of equity and debt financing from our Irina Goldman, our president and principal stockholder and other investors if we are able to identify other investors willing to purchase our securities or loan funds to us. We may not be able to secure financing from other investors and our principal stockholder has not committed to provide any additional financing to us. If financing is available, it may involve issuing securities that could be dilutive to holders of our capital stock. If we do not raise additional capital from conventional sources, such as our principal stockholder or new investors or commercial banks, it is likely that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan and our business may fail and you may lose your entire investment. If we borrow money to raise capital or sell debt securities we may become subject to affirmative and negative covenants that may limit our ability to operate our business or impose other restrictions that may affect our financial condition and growth strategy.  Furthermore, if we cannot make required payments of interest or principal on loans that we may obtain or debt securities that we may issue, then the lender or note holder may declare a default that may result in our bankruptcy or a situation where the lender or noteholder otherwise takes over our business and your investment would be entirely lost.

Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations in which case you could lose your entire investment.

Our auditors have issued a going concern opinion in their report on our financial statements for the fiscal years ended December 31, 2012 and 2011 and from August 12, 2005 (inception) to December 31, 2012. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months. The financial statements do not include any adjustments that might result from the uncertainty about our ability to continue in business. As such we may have to cease our operations and you could lose your entire investment.

From the inception of MTK LLC, (August 12, 2005 - date of inception) until September 30, 2013, MTK LLC generated $748,515 in revenues and had incurred net income during that same period of $66,803. We expect to generate losses into the future as our general and administrative expenses increase as a result of paying professional fees related to becoming a public reporting company as we attempt to raise money to expand our current business. There is no assurance our future operations will result in any profit. If we cannot generate sufficient revenues to operate profitably, we will cease operations and you will lose your investment. If our business operations expand and our operating expenses increase, our profit margins may decrease and we may not be able to develop into a profitable business in the future.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

•	our ability to develop and continually update our website;

•	our ability to procure and maintain on commercially reasonable terms relationships with third parties that drop ship our products for us;

•	our ability to identify and pursue mediums through which we will be able to market our products;

•	our ability to attract new customers to our websites who are interested in purchasing our products; and

•	our ability to keep manage our costs and maintain low overhead.

Based upon current plans, we expect to incur operating losses in future periods because we will continue to be in the development stage and will be incurring expenses and not generating significant revenues. We cannot guarantee that we will be successful in generating significant revenues in the future to pay for all our operating expenses. Failure to generate revenues that are greater than our expenses will result in the loss of all or a portion of your investment.

Changing consumer preferences will require periodic new product introduction. If we are unable to continually satisfy new consumer preferences, we may not generate any material level of revenues.

As a result of changing consumer preferences, many Internet websites are successfully marketed for a limited period of time. Even if our products become popular, there can be no assurance that any of our products will continue to be popular for a sustained period of time. Our success will be dependent upon our ability to introduce new and improved product lines. Our failure to introduce new product lines and to achieve and sustain market acceptance could result in us being unable to continually meet consumer preferences and generate any material level of revenues.

We face intense competition now and if we are unable to successfully compete with our competitors we will not be able to achieve profitability.

The children’s clothing, accessories and products industry is highly competitive. Most of our competitors have longer operating histories, greater brand recognition, broader product lines and greater financial resources and advertising budgets than we do. Many of our competitors offer similar products or alternatives to our products. We may not be able to develop a more appealing online website than our competitors and we may not be able to otherwise compete effectively against our competitors.

Further, our competitors may be able to develop their markets more effectively, have significantly more products than us, may be able to sell their products on more favorable terms, and may be able to adopt more aggressive pricing than us. They may have longer operating histories, greater brand name recognition, larger customer bases and significantly greater financial, technical and marketing resources. In the event that we are unable to successfully compete with our competitors we will not be able to achieve profitability.

We face a difficult current retail environment and changing economic conditions that may further adversely affect consumer demand and spending, and as a result, adversely affect our financial condition.

Historically, children’s clothing, accessories and related products have been subject to cyclical variations in the general economy and to uncertainty regarding future economic prospects. Such uncertainty, as well as other variations in global economic conditions such as consumer confidence, rising fuel costs and slowing housing starts, may continue to cause inconsistent and unpredictable consumer spending habits. Many industry analysts believe the Internet sale of children’s clothing, accessories and related products business segment is a very difficult business segment to operate in successfully. Should consumer demand for our products continue at these current low levels for an extended period of time or deteriorate, it will be difficult to achieve our financial goals and plans.

We generate a significant amount of our present revenues are from one major customer and if our relationship with this customer deteriorates in any way, our ability to generate revenues consistent with past experience will be severely hampered.

One major customer, a credit union who buys gifts for each of their customers who have a newborn child, accounted for approximately 50%, 21% and 9% of our total revenues for the nine months ended September 30, 2013 and the years ended December 31, 2012 and December 31, 2011, respectively. This major customer is not contractually obligated to purchase any minimum amount of products from us and can discontinue buying products from us at any time. It is likely that our competitors will pursue a relationship with this major customer and threaten our business relationship with this major customer. If we fail to maintain this relationship, our sales will be significantly diminished. Any change in the terms of our sales to our major customer could have a material impact on our financial position and results of operations.

If we do not attract customers to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations.

Our success depends on our ability to attract retail customers to our website on cost-effective terms. Our strategy to attract customers to our website, includes viral marketing, the practice of generating "buzz" among Internet users in our products through placing advertisements and offering giveaways on various highly rated children’s and baby weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources. Our marketing strategy may not be enough to attract sufficient traffic to our website. If we do not attract customers to our website on cost-effective terms, we will not make a profit, which ultimately will result in a cessation of operations. Additional marketing efforts include participating in promotional events run through Groupon, Bitsy Bug and similar programs, however sufficient additional purchase volume by each individual customer redeeming the coupons is required in order to generate profit.

Our success depends on the continuing efforts of president and the loss of her services could result in a disruption of operations that could result in reduced revenues.

We have no employees and our future success depends heavily upon the continuing services of our president and principal stockholder, Irina Goldman. If Ms. Goldman is unable or unwilling to continue in her present positions, we may not be able to replace her easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. We do not currently maintain key person insurance on our president. The loss of the services of our president could result in a disruption of operations that could result in reduced revenues.

Because our president owns more than 50% of our outstanding shares, she controls our company and is able to designate our directors and officers and control all major decisions and corporate actions and so long as our president retains ownership of a majority of our outstanding common stock you will not be able to elect any directors or have a meaningful say in any major decisions or corporate actions which could decrease the price and marketability of our shares.

Our president is the sole officer and director of our company. She owns 7,000,000 shares of our common stock constituting 100% of our outstanding common stock as of the date of this prospectus and will own a majority of the common shares outstanding if all shares are sold in this offering. As a result, our president is able to elect all of our directors, appoint all of our officers, control the shareholder vote on any major decision or corporate action and control our operations. Our president can unilaterally decide major corporate actions such as mergers, acquisitions, future securities offerings, amendments to our charter and bylaws and other significant corporate events. Our president’s unilateral control over us could decrease the price and marketability of our shares.

Our business depends on the development and maintenance of the Internet infrastructure. Outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services and reduce our revenues.

The success of our services will depend largely on the development and maintenance of the Internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security, as well as timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. The Internet infrastructure may be unable to support such demands. In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses,” “worms,” and similar programs may harm the performance of the Internet. The backbone computers of the Internet have been the targets of such programs. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services and reduce our revenues.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products, which could damage our reputation and harm our operating results.

Our ability to provide our products depends on the continuing operation of our information technology and communications systems. Any damage to or failure of our systems could interrupt our service. Service interruptions could reduce our revenues and profits, and damage our name if our system is perceived to be unreliable. Our systems are vulnerable to damage or interruption as a result of terrorist attacks, war, earthquakes, floods, fires, power loss, telecommunications failures, computer viruses, interruptions in access to our websites through the use of “denial of service” or similar attacks, hacking or other attempts to harm our systems, and similar events. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all possible scenarios. The occurrence of a natural disaster or a closure of an internet data center by a third-party provider without adequate notice could result in lengthy service interruptions. Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our products, which could damage our reputation and harm our operating results.

If our website contains undetected errors, we could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

Our websites could contain undetected errors or “bugs” that could adversely affect the ability of our customers to order products through our website. The occurrence of errors may cause us to lose market share, damage our reputation and brand name, and reduce our revenues.

If the security measures that we use to protect our user’s personal information such as credit card numbers are ineffective, our customers may lose their confidence in our websites and stop visiting it. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

We use www.yahoo.com PayPal for our website hosting and security. Any breach in our website security could expose us to a risk of loss or litigation and possible liability. We anticipate that we will rely on encryption and authentication technology licensed from third parties to provide secure transmission of confidential information. As a result of advances in computer capabilities, new discoveries in the field of cryptography or other developments, a compromise or breach of our security precautions may occur. A compromise in our proposed security could severely harm our business. A party who is able to circumvent our proposed security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our website. We may be required to spend significant funds and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price, or at all. Concerns regarding the security of e-commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions. This may result in a reduction in revenues and increase our operating expenses, which would prevent us from achieving profitability.

As an “Emerging Growth Company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•
disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

RISKS RELATED TO THE OWNERSHIP OF OUR STOCK

Our stock has not been listed on any public exchange, and no prediction can be made as to when, if ever, a public market for our common stock would develop.

To date, there has been no public market for our common stock. No prediction can be made as to when, if ever, a public market for our common stock will develop. There is no liquidity for shares distributed in this offering and investors may have difficulty in selling any shares acquired in the offering at prices they want or at all. If a public market for the common stock does develop at a future time, sales of shares by stockholders of substantial amounts of our common stock in the public market could reduce the prevailing market price and could impair our future ability to raise capital through the sale of additional equity securities. The company is not listed on any public exchange and there are no market makers currently applying to handle the company’s stock.

We will likely conduct offerings of our equity securities in the future, in which case your proportionate interest will be diluted.

Since our inception, we have relied on stock sales to our principal stockholder. Even if this equity offering is successful, we will likely be required to undertake additional equity offerings in the future to finance our current business. If common stock is issued in return for additional funds, the price per share could be lower than that you pay in this offering. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. If we issue additional stock, your percentage interest in us will be diluted.

Penny stock regulations under U.S. federal securities laws may adversely affect the ability of investors to resell their shares.

We anticipate that our common stock will be subject to the penny stock rules under the Securities Exchange Act of 1934. These rules regulate broker-dealer practices for transactions in “penny stocks.” Penny stocks are generally equity securities with a price of less than $5.00 per share. The penny stock rules require broker-dealers that derive more than five percent of their customer transaction revenues from transactions in penny stocks to deliver a standardized risk disclosure document that provides information about penny stocks, and the nature and level of risks in the penny stock market, to any non-institutional customer to whom the broker-dealer recommends a penny stock transaction. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley Act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly.

We presently do not have a business that produces significant revenues, however, the rules and regulations pursuant to the Exchange Act require a public company to provide periodic reports which will require that we engage legal, accounting and auditing services. The engagement of such services can be costly and we are likely to incur losses that may adversely affect our ability to continue as a going concern. Additionally, the Sarbanes-Oxley Act of 2002 will require that our company establish and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act of 2002 and the limited time that management will devote to our company may make it difficult for us to establish and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or prevent fraud, which may harm our financial condition and result in loss of investor confidence and a decline in our share price.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in us.

We have never paid any cash or stock dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of the stock’s price. There will be less ways in which you can make a gain on any investment in us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to; the factors described in the section captioned “Risk Factors” above. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our goals and strategies;

•	our future business development, financial condition and results of operations;

•	our expectations regarding demand for our products;

•	our ability to diversify our product base

•	our ability to diversify our mediums of distribution of our products

•	our ability to identify and acquire new customers

•	our ability to effectively advertise and promote our products; and

•	general economic and business conditions in the United States.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

Our offering is being made on a self-underwritten basis. No minimum number of common stock must be sold in order for the offering to proceed. The offering price per share is $0.02. The following table sets forth the uses of proceeds assuming the sale in the amount of $ 25,000, $50,000, $75,000 and $100,000, respectively, worth of the securities offered for sale by our company in this offering. There is no assurance that we will raise the full $100,000 as anticipated or any amount at all.  The uses of proceeds below are given in order of priority.  If less than the full amount of the offering is raised, then the net proceeds, if any, would be used for those items listed first before those listed thereafter.

Total Gross Proceeds	$25,000	$50,000	$75,000	100,000
Offering expenses – legal and accounting, EDGAR filing and transfer agent fees	$15,000	$15,000	$15,000	15,000
Total Net proceeds - after offering costs	$10,000	$35,000	$60,000	85,000
Legal and professional fees (public company reporting costs)	$10,000	$10,000	$10,000	10,000
Marketing, advertising and promotion	$-	$5,000	$15,000	15,000
Salaries (assistants and salespersons)	$-	$-	$5,000	30,000
Maple Tree Kids website	$-	$20,000	$20,000	20,000
Working capital and general corporate	$-	$0	$10,000	10,000

Our principal stockholder has agreed to loan us money (or purchase additional equity from us) to cover the costs for the legal and professional fees associated with this equity offering and the public company reporting expenses if we raise less than $25,000 in this offering so that in such instance the proceeds of the offering would not be used to cover these expenses.

Except for fixed costs, the amounts actually spent by us for any specific purpose may vary and will depend on a number of factors. Non-fixed costs and general and administrative costs may vary depending on the business progress and development efforts, general business conditions and market reception to our products. Notwithstanding the foregoing expectations, our president will have broad discretion in the allocation of the net proceeds of this offering. Pending the corporate uses noted above, we expect to invest the net proceeds of this offering in cash, cash-equivalents, money market funds, or short-term interest-bearing, investment-grade securities.

DETERMINATION OF OFFERING PRICE

We have determined the offering price of the common stock arbitrarily. It is not based upon an independent assessment of the value of our common stock and should not be considered as such. The price does not bear any relationship to our assets, book value, earnings, or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our cash on hand and the amount of money we would need to implement our business plan. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

DILUTION

The price of the current offering is fixed at $0.02 per common share. This price is significantly higher than the price of $0.001 per share paid by our president at inception for the 1 million shares of common stock purchased for $1,000 upon the Company’s formation on August 14, 2013. On September 26, 2013, we issued 1,000,000 shares of common stock to our president in consideration for all of the limited liability company interests of MTK LLC held by our president. Our president acquired MTK LLC on August 16, 2013 for $8,800. In addition, on September 26, 2013, our president acquired an additional 5,000,000 shares of our common stock in consideration for the forgiveness of $5,000 of indebtedness that our company owed to our president. So, the average price that our president paid for a share of our common stock is $0.00086 as compared to the $0.02 per share being paid by investors in this equity offering.

Our net tangible book value as of September 30, 2013 was approximately $6,361, or $0.001 per share of common stock, based upon 7,000,000 common shares outstanding as of that date. Net tangible book value per common share is determined by dividing our total tangible assets, less total liabilities, by the number of common shares outstanding as of September 30, 2013.

Dilution per common share to new investors in this offering represents the difference between the amount per common share paid by purchasers of common shares in this offering and the net tangible book value per common share immediately after this offering. After giving effect to the sale of 5,000,000 shares of common stock in this offering if the maximum amount is raised at the offering price of $0.02 per share and after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2013 would have been approximately $91,361 if the maximum amount were raised in this offering, or $0.013 per common share. This amount represents an immediate increase in net tangible book value of $0.012 per common share to the existing stockholder if the maximum amount is raised and immediate dilution in net tangible book value of $0.007 per common share to new stockholders purchasing our common shares if the maximum amount is raised.

The following table illustrates this dilution on a per common share basis:

Offering price per common share	$0.02
Net tangible book value per common share as of September 30, 2013	$0.001
Increase in net tangible book value per common share attributable to this offering if the maximum amount is raised	$0.012
Adjusted net tangible book value per common share as of September 30, 2013 after giving effect to this offering if the maximum amount is raised	$0.013
Dilution in net tangible book value per common share to new investors if the maximum amount is raised	$0.007

The foregoing table and discussion is based on 7,000,000 shares of common stock outstanding as of September 30, 2013.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no established public trading market for our common stock. Our common stock is not listed on any securities exchange or on the OTC Bulletin Board, and there are no market makers for our common stock known to us. In addition, we are not aware of any trading transactions that have occurred between private parties since our common stock was issued.

We plan to identify a market maker who will be willing to apply for the quotation of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurances that our shares will ever be traded on the OTC Bulletin Board, or, if traded, that a public market will materialize.

Approximate Number of Holders of Our Common Stock

As of September 30, 2013 and the date of this filing, there was one stockholder of record of our common stock. In computing the number of holders of record, each broker-dealer and clearing corporation holding shares on behalf of its customers is counted as a single stockholder.

Dividends

We have never declared dividends or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a web-based retailer of clothing, accessories and other personalized gifts for children. We currently sell our products through our website www.polkadotpatch.com. We do not have any stores or outlets. We are in the process of rebranding our business under the name Maple Tree Kids. We are devoting a substantial amount of our efforts promoting our personalized children products, creating a new logo, marketing and sales collateral, and creating a new website, www.mapletreekids.com and as a result of these corporate development efforts, we are considered a development stage company.

We acquire our products from 35 wholesale vendors all located in the United States who will also drop-ship the inventory we purchase from them to our customers. We do not manufacture any of our own products. We have not entered into any formal supply agreements with these vendors. We are required to pay in full for products purchased from these vendors upon delivery. If the prices charged by these vendors increase and we are not able to pass on the increased price to our customers, then our margins will be reduced and this will affect our potential for future profitability.

Principal Factors Affecting our Financial Performance

Our operating results are primarily affected by the following factors:

●	Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next 12 months.

●	Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to develop and continually update our websites;

●	our ability to procure and maintain on commercially reasonable terms relationships with third parties from whom we acquire inventory;

●	our ability to identify and pursue mediums through which we will be able to market our products;

●	our ability to attract new customers to our websites who are interested in purchasing our products; and

●	our ability to manage our costs and maintain low overhead.

●
Based upon current plans, we expect to incur operating losses in future periods because we will continue to be in the development stage developing our Maple Tree Kids website to sell personalized children products that will be located at www.mapletreekids.com and will be incurring expenses and not generating significant revenues.

●
We are dependent upon our relationship with our major customer. This customer accounted for approximately 50%, 21% and 9% of our total revenues for the nine months ended September 30, 2013 and the years ended December 31, 2012 and December 31, 2011, respectively. This major customer is not contractually obligated to purchase any minimum amount of products from us and can discontinue buying products from us at any time. If we fail to maintain this relationship, our sales will be significantly diminished. Any change in the terms of our sales to our major customer could have a material impact on our financial position and results of operations.

●
Our sales are dependent on our ability to attract retail customers to our website on cost-effective terms. Our strategy to attract customers to our website includes viral marketing, the practice of placing advertisements and offering giveaways on various highly rated baby weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.

Results of Operations for nine months ended September 30, 2013 and September 30, 2012 and from the period August 12, 2005 (inception date) to September 30, 2013.

Revenues

We generated revenues of $12,424 for the nine months ended September 30, 2013 and $21,435 for the nine months ended September 30, 2012 and cumulative revenues of $748,515 for the period from our inception date on August 12, 2005 to September 30, 2013. This decrease in revenue in 2013 from 2012 is due to a decrease in the volume of items sold through our current websites.

Our ability in the future to generate an increase in our present revenues is very uncertain. We continue to be a development stage company since we are devoting substantially all of our efforts to rebranding our company under the name Maple Tree Kids and working on our new website www.mapletreekids.com to sell more personalized children products, creating related marketing and sales collateral, and a new logo.

Cost of Sales

Our cost of sales was $8,988 for the nine months ended September 30, 2013 and $11,335 for the nine months ended September 30, 2012 and cumulative cost of sales of $466,073 from the date of our inception on August 12, 2005 to September 30, 2013. The decrease in the cost of sales in 2013 was due to our decrease in revenue in 2013 as we sold our merchandise to fewer retail customers in 2013.

Gross Profit

We generated gross profit of $3,436 for the nine months ended September 30, 2013 and $10,100 for the nine months ended September 30, 2012 and a cumulative gross profit of $282,441 for the period from the date of our inception on August 12, 2005 to September 30, 2013. The decrease in the gross profit in 2013 was due to our decrease in our revenue in 2013 as we sold our merchandise to fewer retail customers in 2013. We expect our future gross profit margins to decrease as we offer more competitive pricing to sell more personalized children products through our new website.

Our operating expenses were $9,125 for the nine months ended September 30, 2013 and $6,474 for the nine months ended September 30, 2012 and $ 215,638 for the period from the date of our inception on August 12, 2005 to September 30, 2013. The increase in our operating expenses was due primarily to an increase in our professional fees of approximately $3,000. We expect our future operating expenses to increase as we will incur more professional fees to raise the equity capital from this offering and after the offering is completed, to comply with the reporting requirements of being a publically listed company.

Net Income (Loss)

Our net income (loss) for the nine months ended September 30, 2013 was $(5,689) and was for the nine months ended September 30, 2012 and $3,626 for the nine months ended September 30, 2012 and we had cumulative net income $66,803 for the period from the date of our inception on August 12, 2005 to September 30, 2013. The decrease in net income in 2013 was due to the reasons stated above. We expect to continue to incur losses as we work to establish and sell more personalized children products as a development stage company.

Results of Operations for years ended December 31, 2012 and December 31, 2011 the period August 12, 2005 (inception date) to December 31, 2012.

Revenues

We generated revenues of $27,518 for the year ended December 31, 2012 and $56,261 for the year ended December 31, 2011 and was a cumulative amount of $736,091 for the period from our inception on August 12, 2005 to December 31, 2012. This decrease in revenue in 2012 is due to a decrease in the volume of items sold through our current website.

Our ability to generate a significant level of revenues, however, is very uncertain. We continue to be a development stage company since we are devoting substantially all of our efforts to rebranding our company under the name Maple Tree Kids to sell more personalized children products to the market and creating related marketing and sales collateral, a new logo and new website among other things.

Cost of Sales

Our cost of sales was $16,861 for the year ended December 31, 2012 and $34,658 for the year ended December 31, 2011 and was a cumulative amount of $457,085 from the date of our inception on August 12, 2005 to December 31, 2012. The decrease in the cost of sales for 2012 was due to our decrease in revenue in 2012 as we sold our merchandise to fewer retail customers in 2012.

Gross Profit

We generated gross profit of $10,657 for the year ended December 31, 2012 and $21,603 for the year ended December 31, 2011 and a cumulative amount of $279,006 for the period from the date of our inception on August 12, 2005 to December 31, 2012. The decrease in the gross profit for 2012 was due to our decrease in revenue in 2012 as we sold our merchandise to fewer retail customers in 2012.

Our operating expenses were $8,812 for the year ended December 31, 2012 and $17,397 for the year ended December 31, 2011 and a cumulative amount of $206,514 for the period from the date of our inception on August 12, 2005 to December 31, 2012. The decrease in our operating expenses in 2012 was due primarily to a decrease in our selling expenses of approximately $2,400; decrease in our labor and professional fees of approximately $2,300; decrease in our marketing and promotion and other administrative expenses of approximately $3,900.

Net Income (Loss)

Our net income for the year ended December 31, 2012 was $1,845 and was $4,206 for the year ended December 31, 2011 and a cumulative amount of $72,492 for the period from the date of our inception on August 12, 2005 to December 31, 2012. The decrease in net income in 2013 was due to the reasons stated above.

Liquidity and Capital Resources as of September 30, 2013 and September 30, 2012

During the nine months ended September 30, 2013 we had cash used in operating activities of $4,797, a decrease of $6,235 in 2013 from cash provided by operating activities for the nine months ended September 30, 2012 of $1,438,. This decrease is primarily due to the decrease in our net income of approximately $2,000 for the nine months ended September 30, 2013. The remainder of the change was due to the change in certain working capital items.

There was net cash provided by financing activities for the nine months ended September 30, 2012 of $9,262 as compared to cash used in financing activities of $5,120 the nine months ended September 30, 2012. This increase was due to an increase in the sale of our common stock to our principal shareholder in 2013 of $10,000 and a decrease in capital distributions made to prior shareholders of the Company. As of September 30, 2013 we had cash of $7,478, total assets of $7,478 and working capital of $6,361compared to $3,013 in cash, $3,013 in total assets and $2,788 in working capital as of December 31, 2012.

During the year ended December 31, 2013, our total cash requirements may exceed our cash balances. Currently, we do not have sufficient cash in our bank accounts to cover our estimated expenses for the next 12 months. Our current average monthly negative cash flow is approximately $2,000 per month. Based on our current cash position at September 30, 2013 we have approximately 3 months of cash on hand to fund our current operations. We anticipate meeting our future cash requirements through a combination of equity financing from the proceeds of this offering and debt financing from our principal shareholder to fund the costs of this offering and the costs of being a public reporting company .

We estimate that our operating expenses, based on us completing this offering and selling 5 million shares of our common stock at $0.02 per share, over the next 12 months will be approximately $100,000 as described in the table below. These estimates may change significantly depending on the nature of our future business activities and our ability to raise capital from shareholders or other sources.

Description	Target completion date or period	Estimated Expenses
Legal and accounting fees	12 months	$ 25,000
Further development of Maple Tree Kids website	June 2014	20,000
Marketing and advertising	12 months	15,000
Salaries and consulting fees	12 months	30,000
General and administrative	12 months	10,000
		$100,000

We intend to meet our cash requirements for the next 12 months through a combination of debt financing and equity financing by way of this offering and private placements. We currently do not have any arrangements in place for the completion of any further private placement financings and there is no assurance that we will be successful in completing any further private placement financings or raising any capital in this offering. There is no assurance that any financing will be available or if available, on terms that will be acceptable to us. We may not raise sufficient funds to fully carry out any business plan.

Our significant development milestones and priorities over the next 12 months and the related estimated costs associated with those milestones, based on us receiving $100,000 of gross proceeds in this offering, are as follows:

Development of the Maple Tree Kids website	$20,000
Marketing our brand and website ranking	$20,000
Total Costs	$40,000

Our offering is being made on a self-underwritten basis. No minimum number of common stock must be sold in order for the offering to proceed. The offering price per share is $0.02. The following table sets forth the uses of proceeds for operating expenses assuming the sale in the amount of $25,000, $50,000, $75,000 and $100,000, respectively, worth of the securities offered for sale by our company in this offering is actually sold. There is no assurance that we will raise the full $100,000 or any amount at all. The uses of proceeds below are given in order of priority.  If less than the full amount of the offering is raised, then the net proceeds, if any, would be used for those items listed first before those listed thereafter.

Total Gross Proceeds	$25,000	$50,000	$75,000	100,000
Offering expenses – legal and accounting, EDGAR filing and transfer agent fees	$15,000	$15,000	$15,000	15,000
Total Net proceeds - after offering costs	$10,000	$35,000	$60,000	85,000
Legal and professional fees (public company reporting costs)	$10,000	$10,000	$10,000	10,000
Maple Tree Kids website	$-	$20,000	$20,000	20,000
Marketing, advertising, and promotion	$-	$5,000	$15,000	15,000
Salaries (assistants and salespersons)	$-	$-	$5,000	30,000
Working capital and general corporate	$-	$0	$10,000	10,000

Off-Balance Sheet Arrangements

As of the date of this report, we have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Inflation

The effect of inflation on our revenues and operating results has not been significant.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete listing of these policies is included in Note 3 of the notes to our financial statements for the year ended December 31, 2012 and 2011 and for the period August 12, 2005 (date of inception) to December 31, 2012. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Revenue Recognition

Sales to consumers are recorded when goods are shipped and are reported net of allowances for estimated returns and allowances in the accompanying statements of operations. The customer authorizes us to charge their credit card at the time of purchase with the understanding their credit card will be charged upon shipment. We recognize revenue based on the below three criteria. Our policy is to allow the return of any unused merchandise purchased from us for any reason for a 15-day period after the date of sale.

Delivery has occurred. We have our vendors drop ship inventory to our customers and we recognize revenue when we are notified that shipment has occurred.

Fee is fixed or determinable. The price is deemed to be fixed and determinable based on our successful collection history and our arrangement with our customers.

Collectability is reasonably assured. We determine for all of our customers whether collectability is reasonably assured pursuant to our credit review policy. All credit card payments are approved and processed through our website.

We evaluate the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, according to this accounting principle, when we are primarily obligated in a transaction, subject to inventory risk, have latitude in establishing prices and selecting suppliers, or have several but not all of these indicators, revenue is recorded gross. If we are not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we generally record the net amounts as commissions earned.

Based on the above facts, we recognize all revenue as a Principal, not an agent.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

CORPORATE STRUCTURE AND HISTORY

We were incorporated on August 14, 2013 in the State of Nevada. Our corporate name is Maple Tree Kids, Inc. At the time of our incorporation, our president and sole stockholder, Irina Goldman, subscribed for and purchased 1,000,000 shares of our common stock at a purchase price of $0.001 per share for an aggregate purchase price of $1,000.

We were incorporated in order to acquire by merger all of the limited liability company interests of Maple Tree Kids LLC, a Vermont limited liability company, or MTK LLC. Our president had personally acquired all of the limited liability company interests of MTK LLC for a total purchase price of $8,800 on August 16, 2013. MTK LLC then merged with and into our company on September 26, 2013 pursuant to and in accordance with the terms of an agreement and plan of merger, dated as of the same date. Our company was the surviving company in the merger and the separate existence of MTK LLC ceased and we succeeded to all of the assets and liabilities of MTK LLC as a result of the merger. At the effective time of the merger, each limited liability company interest in MTK LLC held by our president was automatically changed and converted into ten thousand shares of our common stock. Since our president owned 100% of the limited liability company interests in MTK LLC at the time of the merger, she received a total of 1,000,000 shares of our common stock as a result of the merger. In addition, on September 26, 2013, our president converted $5,000 of indebtedness that our company owed to her into equity at par value ($0.001) by cancelling such debt in exchange for a total of 5,000,000 shares of our common stock pursuant to a subscription agreement dated as of such date.

DESCRIPTION OF OUR BUSINESS

Overview

We are a web-based retailer of children clothing, accessories and other personalized gifts for children. We currently sell our products through our website www.polkadotpatch.com. We do not have any stores or outlets. We are in the process of rebranding our business under the name Maple Tree Kids. We are devoting a substantial amount of our efforts to creating a new logo, marketing and sales collateral, and a new website and as a result of these corporate development efforts we are considered a development stage company.

We believe that the diverse product selection and our baby gift registry allow us to provide our customers with “one stop” shopping experience for their baby on our website. We provide personalized baby products as well as one on one advice to new mothers on how set up and select appropriate products for their gift registry. We work with our customers to personalize the gift selection by placing the child’s name, favorite colors and theme (picture design) on the items and the gift-wrapping of our products to enhance our mission to provide our customers with a “you are special” experience that generally is not provided by larger clothing stores.

We acquire all the products we sell from approximately 35 wholesale suppliers that are all based in the United States. We do not manufacture any of the products we sell. We have not entered into any formal supply agreements with these suppliers. We are required to pay in full for products purchased from these suppliers. Once we have paid in full, we instruct the suppliers to either ship the purchased inventory to us, so that we have an inventory of some of our products or drop-ship the purchased inventory directly to our customers. We require our customers to pre-pay for products purchased on our website. The customer authorizes us to charge their credit card at the time of purchase with the understanding their credit card will be charged upon shipment.

Our Industry

In today’s economy, buyers believe that a personalized gift will allow them to make a lasting impression at a reasonable cost. According to the 2012 Gifting Report, the gifting market - defined as items or experiences purchased to give as a gift - represents more than $1 out of every $10 spent at the general merchandise, apparel, furniture and other, (GAFO), type of store.

Buying and shopping for gifts is a big business. Today's gift retailers are expecting an increase in business in 2013 as compared to 2012. According to gift retailers responding to Gift & Decorative Accessories’ exclusive Today’s Gift Retailer 2013 survey, 94% of gift retailers are projecting 2013 sales to be up or about the same as 2012 sales.

Americans of all ages love to see their name on a product. The personalized gift market is mainly a U.S. phenomenon, the roots of which can be traced to the early days when the family names or initials would be engraved on silver bowls and jewelry. In the early days personalization was only available to those who could afford it. With the development of new machinery and computerized technologies, personalized gifts that would take weeks to manufacture now can be shipped to the customers almost immediately.

According to the 2012 Gifts & Decorative Accessories Trends and Forecast Survey, 43% of gift and decorative accessory vendors stated that they plan on creating products targeted at Millennials, also known as Generation Y. The 2010 Census revealed there are 56 million adult Millennials age 18 to 30. According to the survey, Millennials have a purchasing power of $170 billion.

In total, this group is comprised of individuals born between 1981 and 2000, came of age in the new millennium and is considered the second largest age group behind Baby Boomers, born between 1946 and 1964. Millennials are known for multi-tasking, short attention spans and a constant need for stimulation. Traditional merchandising is not going to entice this group to make purchases. They need stores and online retailers to have captivating signage and be willing to engage them through social media. We aim to attract the attention of this group with our personalized products and by offering an individualized approach to their shopping experience.

Faith Popcorn, founder of New York based marketing consultancy, Brain Reserve, who is a futurist and studies and reports on nationwide trends, has coined the word “egonomics” to describe the personalized product phenomenon. Ms. Popcorn and other trend forecasters agree that the personalized gift industry will continue steady growth as more products are brought to market in response to consumer demand.

Our Competitive Strengths

We believe that we have the following competitive strengths:

•
We have existing relationships with wholesale suppliers. We have been working with the majority of our suppliers for over 8 years. Although we have no formal contract with our suppliers, we believe that we have developed a good working relationship with them and that they are a reliable source of personalized infant and toddler products. We believe that having identified reliable suppliers of hard to find personalized children products to the infant and toddler market is a competitive strength for us.

•
Robust website that features streamlined navigation. Our website is modern and easy to use. We believe that its design enhances our customer’s shopping experience and makes it easy for our customer to find what they are looking for quickly.

•
Diverse product selection . Our product choices includes many different baby and toddler product items ranging from toys to skin care products. In addition, many of our products can be personalized to indicate the name or other personal characteristic of the purchaser.

•
Personalized customer support from our President. Our company is small and our President, Irina Goldman, provides all of the service and support directly to our customers. We use this circumstance to our advantage. Our president is vested in our company and eager to see it succeed. As a result, we believe that her hands on approach to customer service is welcome to our customers and preferable to computer automated customer service or outsourced customer service which is frequently used by web retailers.

•	Low overhead costs. We do not have any stores and maintain very limited inventory. By doing so, we save on overhead costs and expenses.

Our Growth Strategy

We will implement the following strategic plans to take advantage of industry opportunities and our competitive strengths:

•
We plan to develop relationships with distributors. We believe that we can identify other websites and sales outlets for our products. Although our margins may decrease as a result of selling through distributors, we hope that this approach could help us generate greater revenues.

•
We also plan to offer suppliers of infant and toddler products, or link partners, the ability to link their website address, or URL, to our website so that our existing customers can view their products and purchase their inventory through this web link. In instances where our customers click through to our future link partners’ website and purchase products from our future link partners, we would be entitled to a sales commission. We currently do not have any link partners. We are marketing our link partner program and seeking link partners. We have not generated any revenues from our link partners to date.

•
We continue to market our present product choices on the Internet and through other marketing channels. Our strategy to attract customers to our website, includes viral marketing, the practice of placing advertisements and offering giveaways on various highly rated baby weblogs or "blogs", online journals that are updated frequently and available to the public, postings on online communities such as Facebook, MySpace, Yahoo!(R) Groups and amateur websites such as YouTube.com, and other methods of getting Internet users to refer others to our website by e-mail or word of mouth; search engine optimization, marketing our website via search engines by purchasing sponsored placement in search results; and entering into affiliate marketing relationships with website providers to increase our access to Internet consumers. We expect to rely on word of mouth marketing as the primary source of traffic to our website, with search engine optimization and affiliate marketing as secondary sources.

•
We plan to diversify our product portfolio to satisfy a larger array of customer preferences. We plan to significantly expand our product offerings by identifying new suppliers and improving the quality of the items sold.

Products

We sell, at retail, a variety of infant and toddler products including:

•	infant and toddler clothing,

•	toys,

•	towels,

•	backpacks,

•	gift baskets,

•	infant and toddler holiday items,

•	children’s room decorative items,

•	blankets,

•	baby wraps and slings,

•	gifts for mothers, and

•	infant and toddler accessories.

We maintain over 500 product items in our supply chain and periodically review, add and drop products based upon the demand in the marketplace and product availability.

We have never experienced any significant difficulty in obtaining quality merchandise in adequate volumes and at suitable prices.

We currently secure our merchandise mostly on a purchase order basis from various wholesale suppliers with whom we have established relationships. We plan to maintain and foster such relationships and to establish and foster new relationships with additional wholesale suppliers. We expect to meet new suppliers through word of mouth introductions, trade shows, and through searches on the Internet.

Payments are generally made to suppliers by credit card and, if possible, drop shipped per our request to customers who themselves have provided us their credit card information. In this way, we are trying to limit the amount of inventory we need to carry.  In cases where products are drop shipped, our clients cover shipping costs.

We currently work with approximately 35 different suppliers. We do not believe that any individual supplier is material to our business, since there are a number of alternative suppliers available to supply products to us.

Intellectual Property

We own the domain names www.mapletreekids.com, www.mapletreekidsinc.com, www.polkadotpatch.com and www.sunshinepolkadots.com but do not have any trademarks or tradenames or any other significant intellectual property.

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. We face risks from some of the proposed legislation that could be passed in the future.

In the US, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our business.

A range of other laws and new interpretations of existing laws could have an impact on our business. For example, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Employees

Irina Goldman is currently our only officer and director and is working on a full-time basis for us. Other than Ms. Goldman, we have no employees. Ms. Goldman is not compensated for the services that she provides at this time, but may be compensated in the future. We do not expect to employ any other employees other than one sales person, which is based on the results of this offering, during the next twelve months.

DESCRIPTION OF PROPERTY

Our principal office is located at 119 Rockland Center, Suite 75, Nanuet, NY 10954. We do not have any written lease or other agreement regarding our use of these premises. Our president leases the premises directly from the owner of the premises. Our president does not charge us any rent for use of the premises. Currently, this location serves as the administrative office for us. We believe that the rent-free space will be sufficient for our needs for at least the next 12 months or until such time where company growth necessitates the need to find larger office space.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Irina Goldman	56	President, Secretary, Treasurer, and Director

Irina Goldman, President, Secretary, Treasurer, and Director

Irina Goldman has been our President, Secretary, Treasurer and sole director since our company’s incorporation on August 14, 2013. Ms. Goldman has more than 4 years working experience in overseeing and working directly on website development, marketing products over the internet, sourcing vendors and working with current vendors in selling our products. Ms. Goldman has been our principal executive officer and our principal accounting officer and works on a full-time basis for us since August 2013. She is responsible for providing customer service, processing of customer orders and maintaining our current product selections on our website www.polkadotpatch.com. She has also been sourcing many of our new products and new vendors. She is also beginning the work on designing our new website, www.mapletreekids.com. During the period from August 2011 through July 2013, Ms. Goldman was offering her services as a freelance business consultant to internet businesses. During the period from July 2007 through August 2011 Ms. Goldman was the sole officer and director of Avenue South Ltd., a web-based retailer focused on selling specialty home furnishings over the Internet. This business was sold in August 2011. Ms. Goldman graduated from Columbia University in 1983 with a Masters Degree in Engineering.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

We currently only have one officer and director so disclosure of family relationships is not applicable.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•
been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Transactions with Related Persons, Promoters and Control Persons; Director Independence,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

EXECUTIVE COMPENSATION

Summary Compensation Table - Fiscal Years Ended December 31, 2012 and 2011

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

SUMMARY COMPENSATION TABLE (1)
Name and Principal Position	Year	Salary ($)	Total ($)
Irina Goldman	2012	0	0
	2011	0	0

(1)
We have omitted certain columns in the summary compensation table pursuant to Item 402(a)(5) of Regulation S-K as no compensation was awarded to, earned by, or paid to any of the executive officers or directors required to be reported in that table or column in any fiscal year covered by that table.

(2)	Irina Goldman was appointed as our sole Officer and Director on August 14, 2013.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or director from our inception (August 12, 2005) to September 30, 2013. As of December 13, 2013 we did not have any stock option plans.

Management or Employment Agreements

We have not yet entered into any consulting or management agreements with our sole officer, director and employee.  Ms. Goldman has agreed not to accept any compensation for services rendered to our company until our company becomes profitable and generates in excess of at least $100,000 in net income per year. Once such milestone is achieved, Ms. Goldman may consider taking a salary, which salary shall not exceed ten percent (10%) of the Company’s profits with a cap of $100,000.

Compensation of Directors

Our director did not receive any compensation for her services as director from our inception to the date of this prospectus. We have no formal plan for compensating our directors for their services in the future in their capacity as directors, although such directors are expected in the future to receive options to purchase shares of our common stock as awarded by our Board of Directors or by any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of December 13, 2013, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of December 13, 2013, there were 7,000,000 shares of our common stock issued and outstanding. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Stock	Irina Goldman (1) 119 Rockland Center, Suite 75, Nanuet, NY 10954	7,000,000	100
Common Stock	Officers and directors as a group	7,000,000	100

(1)	Irina Goldman is our President, Secretary, Treasurer and Director

Changes in Control

As of December 13, 2013, we had no pension plans or compensatory plans or other arrangements that provide compensation in the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On August 14, 2013, our president and sole stockholder, Irina Goldman, subscribed for and purchased 1,000,000 shares of our common stock at a purchase price of $0.001 per share for an aggregate purchase price of $1,000.

Our president had personally acquired all of the limited liability company interests of MTK LLC for a total purchase price of $8,800 on August 16, 2013. MTK LLC then merged with and into our company on September 26, 2013 pursuant to and in accordance with the terms of an agreement and plan of merger, dated as of the same date. Our company was the surviving company in the merger and the separate existence of MTK LLC ceased and we succeeded to all of the assets and liabilities of MTK LLC as a result of the merger. At the effective time of the merger, each limited liability company percentage interest in MTK LLC held by our president was automatically changed and converted into ten thousand shares of our common stock. Since our president owned 100% of the limited liability company interests in MTK LLC at the time of the merger, she received a total of 1,000,000 shares of our common stock as a result of the merger.

On September 26, 2013, our president converted $5,000 of indebtedness that our company owed to her into equity at par value ($0.001) by cancelling such debt in exchange for a total of 5,000,000 shares of our common stock pursuant to a subscription agreement dated as of such date.

Other than the above equity transactions with our principal shareholder, there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner of more than 4.99% of our capital stock or any member of the immediate family of the officers, directors or such beneficial owners, or any other related persons.

Director Independence

Our securities are not listed on an exchange nor are they quoted on the OTC Bulletin Board. We will seek to have our common stock quoted on the OTC Bulletin Board in the future. The OTC Bulletin Board unlike national securities exchanges does not have any independent director requirements. Once we are listed on the OTC Bulletin Board we plan to engage more directors as well as plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Articles, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Promoters and Certain Control Persons

Ms. Goldman is our sole promoter and control person. Ms. Goldman owns 100% of our outstanding capital stock. She received 1,000,000 shares of our common stock upon our incorporation (August 14, 2013) in exchange for a payment by her to us of $1,000. On September 26, 2013, in connection with the merger of MTK LLC with and into our company, Ms. Goldman received an additional 1,000,000 shares in exchange for the limited liability company interests that she held in MTK LLC. Also, on September 26, 2013, our president converted $5,000 of indebtedness that our company owed to her into common stock at a par value - $0.001 by cancelling such debt in exchange for a total of 5,000,000 shares of our common stock pursuant to a subscription agreement dated as of such date. The amount paid by Ms. Goldman for the aggregate 7,000,000 shares acquired by her was determined arbitrarily by her and not based on any recognized method of valuation. Ms. Goldman is our President, Director, Principal Accounting Officer, Treasurer and Secretary and runs the day-to-day operations of our business.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 450,000,000 shares of common stock, par value $0.001 per share of which we have 7,000,000 shares outstanding. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 50,000,000 shares of preferred stock, $0.001 par value per share. No shares of preferred stock are outstanding. Pursuant to our Articles of Incorporation, our board has the authority, without further stockholder approval, to provide for the issuance of up to 50 million shares of our preferred stock in one or more series and to determine the dividend rights, conversion rights, voting rights, rights in terms of redemption, liquidation preferences, the number of shares constituting any such series and the designation of such series. Our board has the power to afford preferences, powers and rights (including voting rights) to the holders of any preferred stock preferences, such rights and preferences being senior to the rights of holders of common stock. Although we have no present intention to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, may have the effect of delaying, deferring or preventing a change in control of our company.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions that may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws. In addition, our board has the authority, without further action by our stockholders, to issue up to 50 million shares of our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The issuance of our preferred stock or additional shares of common stock could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in our control.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

●	the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or

●
if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation’s stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation’s disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters’ rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent and Registrar

We do not have a transfer agent at the present time. We plan to hire a transfer agent at the time this Registration Statement becomes effective with the Securities and Exchange Commission.

SHARES ELIGIBLE FOR FUTURE SALE

As of December 13, 2013, there were 7 million shares of our common stock outstanding and no shares of preferred stock outstanding.

Shares Covered by this Prospectus

All of the 5,000,000 shares being registered in this offering may be sold without restriction under the Securities Act of 1933 once the registration statement of which this prospectus is a part is declared effective.

Rule 144

A person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 120,000 shares immediately after this offering assuming all shares being offered are sold; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the OTC Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

PLAN OF DISTRIBUTION

We have 7,000,000 shares of common stock issued and outstanding as of the date of this prospectus. We are registering an additional of 5,000,000 shares of its common stock for sale at the price of $0.02 per share. There is no arrangement to address the possible effect of the offering on the price of the stock.

Our principal shareholder and sole officer and director, Irina Goldman, will deliver prospectuses to persons she believes might have interest in purchasing our securities in this offering. In order to buy shares you must complete and execute the subscription agreement and return it to us at our principal office, which is located at 119 Rockland Center, Suite 75, Nanuet, NY 10954. We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

In connection with the Company’s selling efforts in the offering, Irina Goldman will not register as a broker-dealer pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Ms. Goldman is not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Ms. Goldman will not be compensated in connection with her participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities.

Ms. Goldman is not, nor has she been within the past 12 months, a broker or dealer, and she is not, nor has she been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Ms. Goldman will continue to primarily perform substantial duties for our company as its sole director and officer or on its behalf otherwise than in connection with transactions in securities. Ms. Goldman will not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

Our company will receive all proceeds from the sale of the 5,000,000 shares being offered. The price per share is fixed at $0.02 for the duration of this offering. Although our common stock is not listed on a public exchange or quoted over-the-counter, we intend to seek to have our shares of common stock quoted on the Over-the Counter Bulletin Board. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, nor can there be any assurance that such an application for quotation will be approved. However, sales by the Company must be made at the fixed price of $0.02 until a market develops for the stock.

We will not offer our shares for sale through underwriters, dealers, agents or anyone who may receive compensation in the form of underwriting discounts, concessions or commissions from our company and/or the purchasers of the shares for whom they may act as agents. The shares of common stock sold by our company may be occasionally sold in one or more transactions; all shares sold under this prospectus will be sold at a fixed price of $0.02 per share.

LEGAL MATTERS

Law Offices of Gary R. Henrie will pass upon the validity of the common stock offered by this prospectus for us.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by ZBS Group, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)

INDEX TO FINANCIAL STATEMENTS

Financial Statements for the Fiscal Years Ended December 31, 2012 and 2011and the Cumulative Period from August 12, 2005 (inception) to December 31, 2012

Report of Independent Registered Public Accounting Firm	F–2
Balance Sheets - December 31, 2012 and 2011	F–3
Statements of Income for the Years Ended December 31, 2012 and 2011 and the Cumulative Period from August 12, 2005 (inception) to December 31, 2012	F–4
Statement of Changes in Stockholder’s Equity Since August 12, 2005 (inception) to December 31, 2012	F–5
Statements of Cash Flows for the Years Ended December 31, 2012 and 2011 and the Cumulative Period from August12, 2005 (inception) to December 31, 2012	F–6
Notes to Financial Statements	F–7- F–11

Financial Statements for the Nine Months Ended September 30, 2013 and 2012 and the Cumulative Period from August 12, 2005 (inception) to September 30, 2013 (unaudited)

Balance Sheets – September 30, 2013 (unaudited) and December 31, 2012	F–12
Statements of Income for the Nine Months Ended September 30, 2013 and 2012 and the Cumulative Period from August 12, 2005 (inception) to September 30, 2013 (unaudited)	F–13
Statement of Changes in Stockholder’s Equity for the Cumulative Period from August12, 2005 (inception) to September 30, 2013 (unaudited)	F–14
Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012 and the Cumulative Period from August 12, 2005 (inception) to September 30, 2013 (unaudited)	F–15
Notes to Financial Statements (unaudited)	F–16- F–21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder
Maple Tree Kids, Inc.
Nanuet, NY

We have audited the accompanying balance sheets of Maple Tree Kids, Inc. (a development stage company) as of December 31, 2012 and December 31, 2011, and the related statements of income, stockholder’s equity and cash flows for the years ended December 31, 2012 and 2011, and for the period August 12, 2005 (inception) to December 31, 2012. Maple Tree Kids, Inc. management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maple Tree Kids, Inc. (a development stage company) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years ended December 31, 2012 and 2011 and for the period August 12, 2005 (inception) to December 31, 2012 are in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is in the development stage with limited operations and resources, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ZBS Group LLP
Plainview, New York
November 4, 2013

255 Executive Drive, Suite 400 Plainview, New York 11803
Tel: (516) 394-3344 Fax:  (516) 908-7867
www.zbscpas.com

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash	$3,013	$7,248

Other assets:
Website, net	-	-
Total assets	$3,013	$7,248

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued liabilities	$225	$2,456

Stockholder’s equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares outstanding at December 31, 2012 and 2011	-	-
Common stock, $0.001 par value, 450,000,000 shares authorized, 2,000,000 shares issued and outstanding at December 31, 2012 and 2011	2,000	2,000
Additional paid-in capital	(71,704)	(67,855)
Accumulated retained earnings during the development stage	72,492	70,647
Total Stockholder’s Equity	2,788	4,792
Total liabilities and stockholder’s equity	$3,013	$7,248

The accompanying notes are an integral part of these financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statements of Income

	For the	For the	For the period August 12, 2005
	Year Ended	Year Ended	(inception) through
	December 31,	December 31,	December 31,
	2012	2011	2012

Sales	$27,518	$56,261	$736,091
Cost of sales	16,861	34,658	457,085
Gross margin	10,657	21,603	279,006

Operating Expenses:
Selling, general and administrative expenses	8,812	17,397	206,514
Net income	$$1,845	$4,206	$72,492

Earnings Per Common Share, Basic and diluted	$0.00	$0.00
Weighted Average Number of shares outstanding	2,000,000	2,000,000

The accompanying notes are an integral part of these financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statements of Changes in Stockholder’s Equity
From August 12, 2005 (Inception) to December 31, 2012

				Earnings
				Accumulated
				During The	Total
	Common Shares	Common Stock	Additional Paid-In Capital	Development Stage	Stockholder’s Equity

Capital Contributions –August 12, 2005 (Inception) – restated to the equivalent common shares outstanding of Maple Tree Kids, Inc. pursuant to the reorganization of Maple Tree Kids LLC into Maple Tree Kids, Inc.	2,000,000	$2,000	$1,075	$–	$3,075
Capital contributions - 2005	–	–	10,186	–	10,186
Net income	–	–	–	–	-
Balance, December 31, 2005	2,000,000	2,000	11,261	$–	13,261
Capital contributions - 2006	–	–	3,435	–	3,435
Net income - 2006	–	–	–	5,648	5,648
Balance, December 31, 2006	2,000,000	2,000	14,696	$5,648	22,344
Capital draws- 2007	–	–	(9,185)	–	(9,185)
Capital Contributions -2007	–	–	7,588	–	7,588
Net income - 2007	–	–	–	30,397	30,397
Balance, December 31, 2007	2,000,000	2,000	13,099	$36,045	51,144
Capital draws- 2008	–	–	(47,787)	–	(47,787)
Net income - 2008	–	–	–	19,989	19,989
Balance, December 31, 2008	2,000,000	2,000	(34,688)	$56,034	23,346
Capital draws- 2009	–	–	(17,190)	–	(17,190)
Net income - 2009	–	–	–	5,331	5,331
Balance, December 31, 2009	2,000,000	2,000	(51,878)	$61,365	11,487
Capital draws - 2010	–	–	(38,440)	–	(38,440)
Net income - 2010	–	–	–	5,076	5,076
Balance, December 31, 2010	2,000,000	2,000	(90,318)	$66,441	(21,877)
Capital contributions - 2011	–	–	22,463	–	22,463
Net income - 2011	–	–	–	4,206	4,206
Balance, December 31, 2011	2,000,000	2,000	(67,855)	$70,647	4,792
Capital draws- 2012	–	–	(3,849)	–	(3,849)
Net income - 2012	–	–	–	1,845	1,845
Balance, December 31, 2012	2,000,000	$2,000	$(71,704)	$72,492	$2,788

The accompanying notes are an integral part of these financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statements of Cash Flows

	For The Years Ended		August 12, 2005 (Inception) through
	December 31,		December 31,
	2012	2011	2012
Cash flows from operating activities:
Net income	$1,845	$4,206	$72,492
Changes in assets and liabilities:
Increase (decrease) in accrued liabilities	(2,231)	(31,393)	225
Net cash provided by (used in) operating activities	(386)	(27,187)	72,717

Cash flows from investing activities:	-	-	--

Cash flows from financing activities:
Stockholder’s contributions (withdrawals)	(3,849)	22,463	(69,704)

Net cash flows (used in) provided by financing activities	(3,849)	22,463	(69,704)

Net increase (decrease) in cash	(4,235)	(4,724)	3,013

Cash, beginning of period	7,248	11,972	--

Cash, end of period	$3,013	$7,248	$3,013

Supplemental disclosures of cash flow information:
Cash paid during development stage for interest	$-	$-	$--
Cash paid during development stage for income taxes	$-	$-	$--

The accompanying notes are an integral part of these financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Notes to Financial Statements
December 31, 2012

Note 1 – Basis of presentation

The accompanying financial statements include the accounts of Maple Tree Kids, Inc. (the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). References herein to GAAP are to topics within the FASB Accounting Standards Codification (the “FASB ASC”), which the FASB periodically revises through the issuance of an Accounting Standards Update (“ASU”) and which has been established by the FASB as the authoritative source for GAAP recognized by the FASB to be applied by nongovernmental entities.

The Company was incorporated on August 14, 2013 in the State of Nevada. At the time of our incorporation, our president and sole stockholder subscribed for and purchased 1,000,000 shares of our common stock at a purchase price of $0.001 per share for an aggregate purchase price of $1,000. The Company is a retail distribution company selling all of its products over the internet in the United States, operating in the infant and toddler products business market. The Company’s products consist of personalized infant and toddler clothing, toys, towels, wash clothes, bibs, disposable products, blankets, baby wraps and slings, wet bags and other accessories.

Predecessor Business - Maple Tree Kids LLC:

Maple Tree Kids LLC a Vermont Limited Liability Company was formed on August 12, 2005 under State of Vermont statutes. Under the terms of the LLC Operating Agreement (“operating agreement”), the term of the Company expires on certain events of dissolution. The Company had one member at December 31, 2012 and 2011 who owned 100% of Maple Tree Kids LLC.

Sale of Member’s LLC Interest:

On August 16, 2013, the former single member of Maple Tree Kids LLC sold 100% of her interest in the Company to our president and sole stockholder for $8,800. All cash, inventory and equipment were distributed to the prior member at the closing and the URL websites, customer list and vendor list were retained by the Company and the new sole member. The prior member assumed all liabilities of the Company at closing.

Merger Agreement

On September 26, 2013 the Company, pursuant to an agreement and plan of merger, merged into Maple Tree Kids, Inc, a Nevada corporation and ceased to exist as a Vermont LLC as of the date of this merger. Our principal shareholder, who was the sole member of Maple Tree Kids LLC at the time of the merger, received 1 million shares of Maple Tree Kids, Inc. pursuant to the plan of merger, resulting in her owning a total of 2 million shares of Maple Tree Kids, Inc after the merger and continuing to be the sole shareholder of Maple Tree Kids, Inc. Maple Tree Kids, Inc. had assets consisting of cash of $1,000 and stockholder’s equity of $1,000 with no revenue or expenses incurred since its date of incorporation to the time of this merger.

Financial Reporting – Reorganization

For financial reporting purposes, this merger transaction was recorded as a reorganization of Maple Tree Kids LLC whereby Maple Tree Kids LLC is deemed to be the continuing, surviving entity for accounting purposes, but through this merger, has deemed to have adopted the capital structure and now operates under the name of Maple Tree Kids, Inc., who became the surviving entity for legal purposes. Accordingly, all references to the former member’s initial capital contribution in Maple Tree Kids LLC been restated to reflect the equivalent number of Maple Tree Kids, Inc. common shares outstanding at the merger date and subsequent capital contributions and capital withdrawals from Maple Tree Kids LLC have been recorded as changes to additional paid-in capital. In other words, the $3,075 of the initial capital contribution made to Maple Tree Kids LLC by the former member of the LLC at August 12, 2005 (date of inception of Maple Tree Kids LLC) has been restated to 2,000,000 common shares outstanding at the par value of $.001 or $2,000 and the remaining $1,075 capital contributed recorded as additional paid-in capital, as of August 12, 2005. Subsequent member capital contributions and withdrawals made from member’s equity have been recorded as increases and decreases to additional paid-in capital.

Note 2 – Description of the Development Stage Business and Going Concern

The Company is a development stage entity and its business activities are focused on developing a market for selling personalized children products and rebranding its name to “Maple Tree Kids”, for selling these personalized baby and toddler products and other products to customers through its new website that is currently under construction, mapletreekids.com. Its development stage activities include working with new vendors to bring to market personalized baby products. The Company will be attracting customers to its websites by viral marketing, including placing advertisements and offering promotions on various baby weblogs or “blogs”, online journals that are updated frequently and postings to other online communities. There can be no assurance that the Company will be successful in distributing personalized baby products through its Maple Tree Kids website into the retail market.

Sales of the Company’s products are made to retail consumers. The Company buys all of its products from various manufacturers located in the United States and all products are marketed and sold under these manufacturers’ trademarks. The Company presently sells all of its products over the internet through its two websites, polkadotpatchkids.com and www.sunshinepolkadots.com.

The Company’s product sales into the infant and toddler retail market are subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s products, competition, and changes in regulation, various additional political, economic, and other uncertainties.

Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. From August 12, 2005 (inception) through December 31, 2012, the Company has generated $736,091 in cumulative revenues and has earned a cumulative net income during that same period of $72,492. The Company expects to generate losses in the near future, due to an anticipated increase in its general and administrative expenses due to the above mentioned development stage activities and also not having sufficient cash to fund its operations for the next 12 months. Therefore there is no assurance that future operations will result in any profit. If the Company cannot generate sufficient revenues to operate profitably, the Company may need to cease its operations. If the business operations expand, operating expenses will increase and the profit margins may not be able to cover this increase, and as a result the Company may not be able to develop into a profitable business in the future.

Management’s plans for the Company include raising additional capital through either debt or equity issuances. The Company is planning to file and clear a Registration Statement with the SEC to raise additional equity funds through a public offering. Management estimates the minimum amount of additional funding necessary to enable the Company to continue its operations for the next twelve months following the date of the financial statements is approximately $25,000. However, no assurance can be given that management will be successful in its efforts. The failure to achieve these plans will have a material adverse effect on the Company’s financial position, results of operations, and ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Fiscal Year: The Company's fiscal year ends December 31.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. There were no significant estimates at December 31, 2012 and 2011.

Fair Value of Financial Instruments:

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Segments and Related Information: The Company operates primarily in one principal business segment, infant and toddler products.

Amortization of Website: The accompanying balance sheet reflects our websites at cost less accumulated amortization. The estimated useful life is 5 years and these websites were developed in 2005 and amortized using the straight line method over its useful life. Our websites are www.polkadotpatch.com and www.sunshinepolkadots.com. The cost and accumulated amortization of the websites for the years ended December 31, 2012 and 2011 was both $5,435, respectively, as these websites were fully amortized at December 31, 2012 and 2011.

Revenue Recognition: Sales to consumers are recorded when the price is fixed or determinable and goods are shipped to the customers. Sales are reported net of allowances for estimated returns and allowances in the accompanying statements of income. Allowances for returns are estimated based on historical customer return rates. The Company has not had any product returns since inception. Customers pre-pay for orders through our website with their credit cards prior to the shipment of the goods, which takes place within a few days after the order is placed. The Company does not carry inventory and all orders are drop-shipped by our vendors and shipped directly by them to our customers.

The Company evaluates the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded gross. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as commissions earned. The company records revenue as a principal pursuant to above mentioned majority of factors establishing that the revenue be recorded at gross. The Company sets its selling prices to its customers and selects all of its suppliers .

Allowances Against Accounts Receivable: The Company records allowances against accounts receivable based upon contractually agreed-upon deductions for items such as customer returns. These deductions are recorded throughout the year commensurate with sales activity and historical product returns. All such allowances are recorded as direct offsets to sales. The Company gives all its customers a 14 day product return policy on all sales; the allowances are reduced to reflect such payments or credits issued against the customer’s account balance. After 14 days there are no returns but the Company may issue an optional store credit to the customer for up to 25% of the sale amount. There are no returns for sales of products that are personalized for its customers. The Company analyzes the components of the allowances for customer deductions monthly and adjusts the allowances to the appropriate levels. There were no significant product returns in 2012 and 2011, therefore no sales allowance or allowance for bad debts was recorded at December 31, 2012 and 2011.

Income Taxes: As a limited liability company from its date of inception August 12, 2005 to December 31, 2012, the Company was not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss was allocated to its members in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements. The tax and financial bases of the Company’s assets and liabilities are the same. The Company reviews tax uncertainties in light of changing facts and circumstances and adjust them accordingly. As of December 31, 2012 and December 31, 2011, there was no tax contingencies recorded.

Earnings Per Share: Basic and diluted earnings per share are computed based on the weighted-average common shares and common share equivalents outstanding during the period. The merger with Maple Tree Kids LLC took place on September 26, 2013 and prior periods have been restated to reflect the change in the capitalization of the Company at the merger date.

Advertising Costs: Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2012 and 2011 were $600 and $1,366 respectively and $63,621 from the period August 12, 2005 (date of inception) to December 31, 2012. These expenses are recorded under selling expenses.

Shipping and Handling Fees: Shipping and handling fees charged to customers are reported as revenue. Shipping and handling fees billed to customers are classified on the Statements of Income under the caption selling, general and administrative expenses. Shipping and handling costs were $1,495 and $2,796 for the years ended December 31, 2012 and 2011, respectively and $23,372 from August 12, 2005 (date of inception) to December 31, 2012.

Gift Cards: The Company will collect the proceeds from gift cards issued and record a liability for the full amount sold. This liability will be reduced when the Company honors redemptions of the gift cards as a form of tender. As a result, the Company will maintain a liability equivalent to 100% of the proceeds from unredeemed gift cards, less estimated unredeemed gift cards. For the years ended December 31, 2012 and 2011 and from the period August 12, 2005 (inception) to December 31, 2012, there were no significant gift cards sales, therefore the “unredeemed gift certificates” liability was $0 at December 31, 2012 and 2011.

In recognizing the unredeemed gift card income above, the Company considered the guidance under ASC 405-20-40, Liabilities-Extinguishments of Liabilities-Derecognition paragraph 40-1 that states “A debtor shall derecognize a liability if and only if it has been extinguished. A liability under this standard has been extinguished if either of the following conditions is met: (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.” The recognition of unredeemed gift card income is not expected to be material in future reporting periods. If we have future sales of gift cards, we will review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

Contingencies: Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Recently-Issued Accounting Standards: Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4- Major Customer

The company generates revenue from a major customer representing approximately 21% and 9% of the total revenues amounting to approximately $5,700 and $5,300 for the years ended December 31, 2012 and December 31, 2011 respectively.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Balance Sheets

	September 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash	$7,478	$3,013

Other assets:
Website, net	–	–
Total Assets	$7,478	$3,013

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accrued liabilities	1,117	225

Stockholder’s equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 0 shares outstanding at September 30, 2013 and December 31, 2012	–	–
Common stock, $0.001 par value, 450,000,000 shares authorized, 7,000,000 shares issued and outstanding at September 30, 2013 and 2,000,000 shares issued and outstanding at December 31, 2012	7,000	2,000
Additional paid-in capital	(67,442)	(71,704)
Accumulated retained earnings during the development stage	66,803	72,492
Total Stockholder’s Equity	6,361	2,788

Total Liabilities and Stockholder’s Equity	$7,478	$3,013

The accompanying notes are an integral part of these unaudited financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statements of Operations
(Unaudited)

	For the	For the	For the period August 12, 2005
	Nine months ended	Nine months ended	(inception) through
	September 30,	September 30,	September 30,
	2013	2012	2013

Sales	$12,424	$21,435	$748,515
Cost of sales	8,988	11,335	466,074
Gross margin	3,436	10,100	282,441

Operating Expenses:
Selling, general and administrative expenses	9,125	6,474	215,638
Net (loss) income	$(5,689)	$3,626	$66,803

Net income (loss) per common share, basic and diluted	$(0.00)	$0.00
Weighted average number of common shares outstanding	2,092,593	2,000,000

The accompanying notes are an integral part of these unaudited financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statement of Changes in Stockholder’s Equity
From August 12, 2005 (Inception) to September 30, 2013
(Unaudited)

				Earnings
				Accumulated
	Common	Common	Additional Paid-In	During the Development	Total Stockholder’s
	Shares	Stock	Capital	Stage	Equity
Capital Contributions –August 12, 2005 (Inception) – restated to the equivalent common shares outstanding of Maple Tree Kids, Inc. pursuant to the reorganization of Maple Tree Kids LLC into Maple Tree Kids, Inc.	2,000,000	$2,000	$1,075	$-	$3,075
Capital contributions - 2005	-	-	10,186	-	10,186
Net income	-	-	-	-	-
Balance, December 31, 2005	2,000,000	2,000	11,261	-	13,261
Capital contributions - 2006	-	-	3,435	-	3,435
Net income - 2006	-	-	-	5,648	5,648
Balance, December 31, 2006	2,000,000	2,000	14,696	5,648	22,344
Capital draws- 2007	-	-	(9,185)	-	(9,185)
Capital Contributions -2007	-	-	7,588	-	7,588
Net income - 2007	-	-	-	30,397	30,397
Balance, December 31, 2007	2,000,000	2,000	13,099	36,045	51,144
Capital draws- 2008	-	-	(47,787)	-	(47,787)
Net income - 2008	-	-	-	19,989	19,989
Balance, December 31, 2008	2,000,000	2,000	(34,688)	56,034	23,346
Capital draws- 2009	-	-	(17,190)	-	(17,190)
Net income - 2009	-	-	-	5,331	5,331
Balance, December 31, 2009	2,000,000	2,000	(51,878)	61,365	11,487
Capital draws - 2010	-	-	(38,440)	-	(38,440)
Net income - 2010	-	-	-	5,076	5,076
Balance, December 31, 2010	2,000,000	2,000	(90,318)	66,441	(21,877)
Capital contributions - 2011	-	-	22,463	-	22,463
Net income - 2011	-	-	-	4,206	4,206
Balance, December 31, 2011	2,000,000	2,000	(67,855)	70,647	4,792
Capital draws- 2012	-	-	(3,849)	-	(3,849)
Net income - 2012	-	-	-	1,845	1,845
Balance, December 31, 2012	2,000,000	2,000	(71,704)	72,492	2,788
Conversion of shareholder loan to equity – September 26, 2013 – at par value – 5 million shares	5,000,000	5,000	-	-	5,000
Capital contributions - net	-	-	4,262	-	4,262
Net loss - nine months ended September 30, 2013	-	-	-	(5,689)	(5,689)
Balance, September 30, 2013	7,000,000	$7,000	$(67,442)	$66,803	$6,361

The accompanying notes are an integral part of these unaudited financial statements.

MAPLE TREE KIDS, INC.
(Fomerly Maple Tree Kids LLC)
 (A Development Stage Company)
Statements of Cash Flows
(Unaudited)

	For The Nine Months		August 12, 2005 (inception) through
	September 30,		September 30,
	2013	2012	2013
Cash flows from operating activities:
Net (loss) income	$(5,689)	$3,626	$66,803
Changes in Assets and Liabilities:
Increase in inventory	–	(995)	–
Increase (decrease) in accrued liabilities	892	(1,193)	1,117
Net cash provided by (used in) operating activities	(4,797)	1,438	67,920

Cash flows from investing activities:	–	–	–

Cash flows from financing activities:
Proceeds from stockholder’s loan	5,000	–	5,000
Proceeds from the sale of stock	5,000		5,000
Shareholder distributions - net	(738)	–	(70,442)
Loan from shareholder	–	(5,120)	–
Net cash flows (used in) provided by financing activities	9,262	(5,120)	(60,442)

Net increase (decrease) in cash	4,465	(3,682)	7,478

Cash, beginning of period	3,013	7,248	–

Cash, end of period	$7,478	$3,566	$7,478

Supplemental disclosures of cash flow information:
Cash paid during development stage for interest	$–	$–	$–
Cash paid during development stage for income taxes	$–	$–	$–
Supplement disclosures of non-cash transactions:
Conversion of shareholder loan to equity	$5,000	$-	$5,000

The accompanying notes are an integral part of these unaudited financial statements.

MAPLE TREE KIDS, INC.
(Formerly Maple Tree Kids LLC)
 (A Development Stage Company)
Notes to Financial Statements
September 30, 2013
(Unaudited)

Note 1 – Basis of presentation

The accompanying unaudited financial statements of Maple Tree Kids Inc. (“the Company”) have been prepared in accordance with requirements for unaudited interim periods, and consequently do not include all disclosures required to be in conformity with accounting principles generally accepted in the United States of America.

These unaudited financial statements should be read in conjunction with the audited financial statements of Maple Tree Kids Inc. (formerly Maple Tree Kids LLC), as of December 31, 2012, and notes thereto. In the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim period as of September 30, 2013 are not necessarily indicative of the results to be expected for the full year.

Note 2 – Description of the Development Stage Business, Merger and Going Concern

The Company was incorporated on August 14, 2013 in the State of Nevada. Our corporate name is Maple Tree Kids, Inc. At the time of our incorporation, our president and sole stockholder subscribed for and purchased 1,000,000 shares of our common stock at a purchase price of $0.001 per share for an aggregate purchase price of $1,000. The Company is a retail distribution company selling all of its products over the internet in the United States, operating in the infant and toddler products business market. The Company’s products consist of personalized infant and toddler clothing, toys, towels, wash clothes, bibs, disposable products, blankets, baby wraps and slings, wet bags and other accessories.

Predecessor Business - Maple Tree Kids LLC:

Maple Tree Kids LLC a Vermont Limited Liability Company was formed on August 12, 2005 under State of Vermont statutes. Under the terms of the LLC Operating Agreement (“operating agreement”), the term of the Company expires on certain events of dissolution. The Company had one member at December 31, 2012 and 2011 who owned 100% of Maple Tree Kids LLC.

Sale of Member’s LLC Interest:

On August 16, 2013, the former single member of Maple Tree Kids LLC sold 100% of her interest in the Company to our president and sole stockholder for $8,800. All cash, inventory and equipment were distributed to the prior member at the closing and the URL websites, customer list and vendor list were retained by the Company and the new sole member. The prior member assumed all liabilities of the Company at closing.

Merger Agreement

On September 26, 2013 the Company, pursuant to an agreement and plan of merger, merged into Maple Tree Kids, Inc, a Nevada corporation and ceased to exist as a Vermont LLC as of the date of this merger. Our principal shareholder, who was the sole member of Maple Tree Kids LLC at the time of the merger, received 1 million shares of Maple Tree Kids, Inc. pursuant to the plan of merger, resulting in her owning a total of 2 million shares of Maple Tree Kids, Inc after the merger and continuing to be the sole shareholder of Maple Tree Kids, Inc. Maple Tree Kids, Inc. had assets consisting of cash of $1,000 and stockholder’s equity of $1,000 with no revenue or expenses incurred since its date of incorporation to the time of this merger.

Financial Reporting – Reorganization

For financial reporting purposes, this merger transaction was recorded as a reorganization of Maple Tree Kids LLC whereby Maple Tree Kids LLC is deemed to be the continuing, surviving entity for accounting purposes, but through this merger, has deemed to have adopted the capital structure and now operates under the name of Maple Tree Kids, Inc., who became the surviving entity for legal purposes. Accordingly, all references to the former member’s initial capital contribution in Maple Tree Kids LLC been restated to reflect the equivalent number of Maple Tree Kids, Inc. common shares outstanding at the merger date and subsequent capital contributions and capital withdrawals from Maple Tree Kids LLC have been recorded as changes to additional paid-in capital. In other words, the $3,075 of the initial capital contribution made to Maple Tree Kids LLC by the former member of the LLC at August 12, 2005 (date of inception of Maple Tree Kids LLC) has been restated to 2,000,000 common shares outstanding at the par value of $.001 or $2,000 and the remaining $1,075 capital contributed recorded as additional paid-in capital, as of August 12, 2005. Subsequent member capital contributions and withdrawals made from member’s equity have been recorded as increases and decreases to additional paid-in capital.

The Company is a development stage entity and its business activities are focused on developing a market for selling personalized children products and rebranding its name to “Maple Tree Kids”, for selling these personalized baby and toddler products and other products to customers through its new website that is currently under construction, mapletreekids.com. Its development stage activities include working with new vendors to bring to market more personalized baby products. The Company will be attracting customers to its websites by viral marketing, including placing advertisements and offering promotions on various baby weblogs or “blogs”, online journals that are updated frequently and postings to other online communities. There can be no assurance that the Company will be successful in distributing personalized baby products through its Maple Tree Kids website into the retail market.

Sales of the Company’s products are made to retail consumers. The Company buys all of its products from various manufacturers located in the United States and all products are marketed and sold under these manufacturers’ trademarks. The Company presently sells all of its products over the internet through its two websites, polkadotpatchkids.com and www.sunshinepolkadots.com.

The Company’s product sales into the infant and toddler retail market are subject to numerous contingencies, some of which are beyond management’s control. These contingencies include general and regional economic conditions, prices for the Company’s products, competition, and changes in regulation, various additional political, economic, and other uncertainties.

Going Concern

From August 12, 2005 (inception) through September 30, 2013, the Company has generated $748,515 in cumulative revenues and has earned a cumulative net income during that same period of $66,803. The Company generated a loss for the nine months ended September 30, 2013 and expects to generate losses in the near future, due to an anticipated increase in its general and administrative expenses due to the above mentioned development stage activities and not have sufficient cash to fund its operations. Therefore there is no assurance that future operations will result in any profit. If the Company cannot generate sufficient revenues to operate profitably, the Company may need to cease its operations. If the business operations expand, operating expenses will increase and the profit margins may not be able to cover this increase, and as a result the Company may not be able to develop into a profitable business in the future.

Management’s plans for the Company include raising additional capital through either debt or equity issuances. The Company is planning to file and clear a Registration Statement with the SEC to raise additional equity funds through a public offering. Management estimates the minimum amount of additional funding necessary to enable the Company to continue its operations for the next twelve months following the date of the financial statements is approximately $25,000. However, no assurance can be given that management will be successful in its efforts. The failure to achieve these plans will have a material adverse effect on the Company’s financial position, results of operations, and ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Fiscal Year: The Company's fiscal year ends December 31.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. There were no significant estimates at September 30, 2013 and December 31, 2012.

Fair Value of Financial Instruments:

The book values of cash, prepaid expenses, and accounts payable approximate their respective fair values due to the short-term nature of these instruments. The fair value hierarchy under GAAP distinguishes between assumptions based on market data (observable inputs) and an entity’s own assumptions (unobservable inputs).

The hierarchy consists of three levels:

•	Level one — Quoted market prices in active markets for identical assets or liabilities;

•	Level two — Inputs other than level one inputs that are either directly or indirectly observable; and

•	Level three — Unobservable inputs developed using estimates and assumptions, which are developed by the reporting entity and reflect those assumptions that a market participant would use.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. We evaluate our hierarchy disclosures each quarter.

Segments and Related Information: The Company operates primarily in one principal business segment, infant and toddler products.

Amortization of Website: The accompanying balance sheet reflects our websites at cost less accumulated amortization. The estimated useful life is 5 years and these websites were developed in 2005 and amortized using the straight line method over its useful life. Our websites are www.polkadotpatch.com and www.sunshinepolkadots.com. The cost and accumulated amortization of the websites for the years ended September 30, 2013 and December 31, 2012 was both $5,435, respectively, as these websites were fully amortized at September 30, 2013 and December 31, 2012.

Revenue Recognition: Sales to consumers are recorded when the price is fixed or determinable and goods are shipped to the customers. Sales are reported net of allowances for estimated returns and allowances in the accompanying statements of income. Allowances for returns are estimated based on historical customer return rates. The Company has not had any product returns since inception. Customers pre-pay for orders through our website with their credit cards prior to the shipment of the goods, which takes place within a few days after the order is placed. The Company does not carry inventory and all orders are drop-shipped by our vendors and shipped directly by them to our customers.

The Company evaluates the criteria outlined in FASB ASC Subtopic 605-45, Revenue Recognition—Principal Agent Considerations, in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily obligated in a transaction, is subject to inventory risk, has latitude in establishing prices and selecting suppliers, or has several but not all of these indicators, revenue is recorded gross. If the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, the Company generally records the net amounts as commissions earned. The Company records revenue as a principal pursuant to above mentioned factors establishing that the revenue be recorded as a principal.

Allowances Against Accounts Receivable: The Company’s records allowances against accounts receivable based upon contractually agreed-upon deductions for items such as customer returns. These deductions are recorded throughout the year commensurate with sales activity and historical product returns. All such allowances are recorded as direct offsets to sales. The Company gives all its customers a 14 day product return policy on all sales; the allowances are reduced to reflect such payments or credits issued against the customer’s account balance. After 14 days there are no returns but the Company may issue an optional store credit to the customer for up to 25% of the sale amount. There are no returns for sales of products that are personalized for its customers. The Company analyzes the components of the allowances for customer deductions monthly and adjusts the allowances to the appropriate levels. There were no significant product returns in 2013 and 2012, therefore no sales allowance or allowance for bad debts was recorded at September 30, 2013 and December 31, 2012.

Income Taxes: Income taxes are accounted for under the asset and liability method in accordance with United States generally accepted accounting principles. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance to the extent that the recoverability of the asset is unlikely to be recognized. We did not provide any current or deferred income tax provision or benefit for any periods presented to date because we have continued to experience a net operating loss since inception and therefore provide a 100% valuation allowance against all of our deferred tax assets.

The Company adopted the FASB ASC accounting guidance for recognizing and measuring uncertain tax positions, as defined in the FASB ASC Topic "Income Taxes ”. This guidance prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. This guidance also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company has not recognized any interest and penalties in 2013 or 2012.

Earnings Per Share: Basic and diluted earnings per share are computed based on the weighted-average common shares and common share equivalents outstanding during the period. The merger with Maple Tree Kids LLC took place on September 26, 2013 and prior periods have been restated to reflect the change in the capitalization of the Company at the merger date.

Advertising Costs: Advertising costs are expensed as incurred. Advertising costs for the nine months ended September 30, 2013 and 2012 were $363 and $1,197 respectively and $63,971 from the period August 12, 2005 (date of inception) to September 30, 2013. These expenses are recorded under selling expenses.

Shipping and Handling: Shipping and handling fees charged to customers are reported as revenue. Shipping and handling fees billed to customers are classified on the Statements of Income under the caption selling, general and administrative expenses. Shipping and handling costs were $363 and $1,197 for the nine months ended September 30, 2013 and 2012, respectively and approximately $23,735 from August 12, 2005 (date of inception) to September 30, 2013.

Gift Cards: The Company will collect the proceeds from gift cards issued and record a liability for the full amount sold. This liability will be reduced when the Company honors redemptions of the gift cards as a form of tender. As a result, the Company will maintain a liability equivalent to 100% of the proceeds from unredeemed gift cards, less estimated unredeemed gift cards. For the nine months ended September 30, 2013 and 2012 and from the period August 12, 2005 (inception) to September 30, 2013, there were no significant gift cards sales, therefore the “unredeemed gift certificates” liability was $0 at September 30, 2013 and December 31, 2012.

In recognizing the unredeemed gift card income above, the Company considered the guidance under ASC 405-20-40, Liabilities-Extinguishments of Liabilities-Derecognition paragraph 40-1 that states “A debtor shall derecognize a liability if and only if it has been extinguished. A liability under this standard has been extinguished if either of the following conditions is met: (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor.” The recognition of unredeemed gift card income is not expected to be material in future reporting periods. If we have future sales of gift cards, we will review historical gift card redemption information at each reporting period to assess the continued appropriateness of the gift card breakage rates and pattern of redemption.

Contingencies: Certain conditions may exist which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they arise from guarantees, in which case the guarantees would be disclosed.

Recently-Issued Accounting Standards: Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 4- Major Customer

The Company has one major customer, which represents approximately 50% of total sales for the nine months ended September 30, 2013 and 2012.

5,000,000 Shares

MAPLE TREE KIDS, INC.

Common Stock

PROSPECTUS

 [*], 2013

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Commission filing fee	$14
Legal fees and expenses	9,000
Accounting fees and expenses	5,000
Printing and marketing expenses	500
Miscellaneous	500
Total	$15,014

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and reasonably incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

On August 14, 2013, the date of our incorporation, we issued 1,000,000 shares of our common stock to our principal stockholder, Irina Goldman, in consideration for the payment of $1,000. On September 26, 2013, in connection with the merger of MTK LLC with and into our company, Ms. Goldman received an additional 1,000,000 shares in exchange for the limited liability company interests that she held in MTK LLC. Also, on September 26, 2013, our president converted $5,000 of indebtedness that our company owed to her into equity at par value ($0.001) by cancelling such debt in exchange for a total of 5,000,000 shares of our common stock pursuant to a subscription agreement dated as of such date. These securities were issued without a prospectus pursuant to Section 4(2) of the Securities Act.

We relied on Section 4(2) of the Securities Act in connection with the above issuances of securities based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees (i.e., one person – Ms. Goldman); (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits.

Exhibit No.	Description
2.1 *	Agreement and Plan of Merger, dated September 26, 2013, between Maple Tree Kids, Inc. and Maple Tree Kids LLC.
3.1 *	Articles of Incorporation of Maple Tree Kids, Inc.
3.2 *	Bylaws of Maple Tree Kids, Inc.
5 **	Opinion of Law Offices of Gary R. Henrie of as to the legality of the shares.
10.1 *	Subscription Agreement, between the Company and Irina Goldman, dated August 14, 2013.
10.2 *	Subscription Agreement, between the Company and Irina Goldman, dated September 26, 2013.
10.3**	Form of Subscription Agreement
23.1 **	Consent of ZBS Group, LLP
23.2 **	Consent of Law Offices of Gary R. Henrie included in Exhibit 5.
_________________
* Filed as an exhibit to the Registration Statement on Form S-1 of Maple Tree Kids, dated November 5, 2013, Registration No. 333-192093.
** Filed herewith

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) Include any additional or changed material information on the plan of distribution.

2. To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3. To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4. For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nanuet, NY on the 13th day of December, 2013.

MAPLE TREE KIDS, INC.

By:	/s/ Irina Goldman
Irina Goldman
President, Treasurer and Secretary
Principal Executive Officer
Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

Signature	Title

/s/ IRINA GOLDMAN
Irina Goldman	President, Treasurer and Secretary
Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer Director

EXHIBIT INDEX

Exhibit No.	Description

5	Opinion of Law Offices of Gary R. Henrie of as to the legality of the shares.

10.3	Form Subscription Agreement

23.1	Consent of ZBS Group, LLP.

23.2	Consent of Law Offices of Gary R. Henrie included in Exhibit 5.